SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a party other than the Registrant
[ ]  Check the appropriate box:
[ ]  Preliminary Proxy Statement    [ ] Confidential, for Use of the Commission
                                        Only (as permitted by Rule 14a-6 (e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material under Rule 14a-12

                            STONE ENERGY CORPORATION
                (Name of Registrant as Specified in its Charter)
              -----------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee  computed on table shown below per Exchange Act Rules 14a-6 (i)(1) and
    0-11.

(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as  provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

                                      LOGO


                            STONE ENERGY CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             Thursday, May 17, 2001

To the Stockholders of Stone Energy Corporation:

     The 2001 Annual Meeting of Stockholders (the "Annual Meeting") of Stone Energy Corporation (the "Company") will be held on Thursday, May 17, 2001 at 10:00 a.m., local time, in the Gravier Room of Le Pavillon Hotel, Baronne and Poydras Streets, New Orleans, Louisiana, for the following purposes:

          (1) To elect four directors to serve until the 2004 Annual Meeting of Stockholders;

          (2) To approve the Stone Energy Corporation 2001 Amended and Restated Stock Option Plan;

          (3) To ratify the appointment of Arthur Andersen LLP, the Company's independent auditors during 2000, as independent auditors of the Company for the fiscal year ending December 31, 2001; and

          (4) To transact such other business as may properly come before such meeting or any adjournment(s) thereof.

     The close of business on March 29, 2001, was fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) thereof.

     You are cordially invited to attend the Annual Meeting. Your attention is directed to the attached Proxy Statement. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ASK THAT YOU SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A SELF-ADDRESSED, POSTPAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                                     By Order of the Board of Directors

                                          /s/ Andrew L. Gates, III
                                          ------------------------
                                              Andrew L. Gates, III
                                                  Secretary

March 29, 2001

                                      LOGO

                            STONE ENERGY CORPORATION

                           625 E. Kaliste Saloom Road
                           Lafayette, Louisiana 70508
                                 (337) 237-0410
--------------------------------------------------------------------------------

                                 PROXY STATEMENT
--------------------------------------------------------------------------------

                    SOLICITATION AND REVOCABILITY OF PROXIES

         The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company for use at the Annual Meeting to be held on Thursday, May 17, 2001 at 10:00 a.m., local time, in the Gravier Room of Le Pavillon Hotel, Baronne and Poydras Streets, New Orleans, Louisiana, or at any adjournment(s) thereof. The solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") will be conducted primarily by mail. In addition, officers, directors and employees of the Company may solicit proxies personally or by telephone, telegram or other forms of wire or facsimile communication. These officers, directors and employees will not receive any extra compensation for these services. The Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of common stock of the Company ("Common Stock"). The costs of the solicitation will be borne by the Company. This proxy statement and the form of proxy were first mailed to stockholders of the Company on or about April 6, 2001.

         The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy (a) by execution and submission of a revised proxy, (b) by written notice to the Secretary of the Company or (c) by voting in person at the Annual Meeting. In the absence of such revocation, shares represented by the proxies will be voted at the Annual Meeting.

         At the close of business on March 29, 2001, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were 25,981,827 shares of Common Stock outstanding, each share of which is entitled to one vote. Common Stock is the only class of outstanding securities of the Company entitled to notice of and to vote at the Annual Meeting.

         The Company's annual report to stockholders for the year ended December 31, 2000, including Form 10-K as filed with the Securities and Exchange Commission, is being mailed herewith to all stockholders entitled to vote at the Annual Meeting. The annual report does not constitute a part of the proxy soliciting material.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding beneficial ownership of Common Stock as of March 15, 2001 (unless otherwise indicated) by
(i) each person known by the Company to own beneficially more than five percent of its outstanding Common Stock, (ii) the Company's Chief Executive Officer during 2000 and each of the Company's other four most highly compensated executive officers who were serving as executive officers at the end of 2000,
(iii) each of the Company's directors and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated, each of the persons below has sole voting and investment power with respect to the shares beneficially owned by such person.

                                                  BENEFICIAL OWNERSHIP (2)
                                                  ------------------------
                                                                 PERCENT OF
                                                                 OUTSTANDING
       NAME OF BENEFICIAL OWNER                 SHARES           COMMON STOCK
       ------------------------                 ------           ------------

James H. Stone (1)....................        1,483,068(3)             5.7

D. Peter Canty........................          398,570(4)             1.5

James H. Prince.......................          299,022(5)             1.2

Phillip T. Lalande....................           49,800                 *

Andrew L. Gates, III..................           39,100                 *

Joe R. Klutts.........................          415,870                1.6

David R. Voelker......................          540,915(6)             2.1

John P. Laborde.......................           31,636                 *

Robert A. Bernhard.....................         176,333(7)              *

Raymond B. Gary........................          72,592(8)              *

B. J. Duplantis........................          29,333                 *

Richard A. Pattarozzi...................            334                 *

Peter K. Barker.........................          1,000                 *

Michael S. Smith........................      1,070,799(9)             4.1

Executive   Officers  and  Directors  as  a  group
(consisting of 17 persons)..............      4,686,472               18.0

------------
         * Less than 1%.

(1)  Mr. Stone's  address is 909 Poydras,  Suite 2650,  New Orleans,  Louisiana,
     70112.

(2) Under the regulations of the Securities and Exchange Commission, shares are deemed to be "beneficially owned" by a person if he directly or indirectly has or shares the power to vote or dispose of such shares, whether or not he has any pecuniary interest in such shares, or if he has the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire such power through the exercise of any option, warrant or right. The shares beneficially owned by (i) Mr. Stone include 16,000 shares, (ii) Mr. Canty include 45,000 shares, (iii) Mr. Prince include 43,000 shares, (iv) Mr. Lalande include 49,700 shares, (v) Mr. Gates include 39,000 shares, (vi) Mr. Duplantis include 18,333 shares,
     (vii) Messrs. Laborde, Voelker, Gary and Bernhard each include 13,333 shares, (viii) Mr. Pattarozzi include 334 shares, (ix) Mr. Smith include 54,420 shares and (x) the executive officers and directors as a group include 396,719 shares that may be acquired by such persons within 60 days through the exercise of stock options.

(3) Includes shares owned by two partnerships known as James H. Stone Interests and James H. Stone Interests II, of which Mr. Stone disclaims any pecuniary interest with respect to 59,226 and 16,234 shares, respectively. Also includes 7,620 shares held by Mr. Thomas Stone as custodian for the benefit of Mr. Stone's two minor children, to which Mr. Stone disclaims any pecuniary interest. Also includes 26,131 shares owned by a limited liability company in which Mr. Stone has a 4% interest.

(4)  Includes 200 shares owned by Mr. Canty's wife.

(5)  Includes  500  shares  held  by  Prince  Foundation,   Inc.,  a  non-profit
     corporation, of which Mr. Prince is the President and a Director.

(6) Includes 72,440 shares owned by two trusts for the benefit of Mr. Stone's children, of which Mr. Voelker is a trustee, 294,970 shares owned by Frantzen/Voelker Investments, L.L.C., in which Mr. Voelker owns a 20% interest and 120,000 shares owned by Frantzen/Voelker Projects, L.L.C., in which Mr. Voelker owns a 20% interest. Mr. Voelker disclaims any pecuniary interest with respect to the shares owned by the trusts for the benefit of Mr. Stone's children.

(7) Includes 30,000 shares held by the Bernhard Trust "B" of which Mr. Bernhard is the trustee and a potential beneficiary, and 12,000 shares held by Mr. Bernhard's wife.

(8)  Includes 20,000 shares owned by Mr. Gary's wife.

(9) Includes 120,531 shares held by Mr. Smith's wife, 1,588 shares held by Mr. Smith's daughters and 38,150 shares held by trusts for Mr. Smith's children, of which Mr. Smith is trustee.

                              ELECTION OF DIRECTORS

         Currently, 11 directors serve on the Company's Board of Directors. Four directors are to be elected at the Annual Meeting. The Company's Bylaws provide for a classified Board of Directors. Thus, the Board of Directors is divided into Classes I, II and III, the terms of office of which are currently scheduled to expire on the dates of the Company's Annual Meetings of Stockholders in 2003, 2001 and 2002, respectively. B.J. Duplantis, John P. Laborde, Richard A. Pattarozzi and Michael S. Smith have been nominated to serve in Class II and, if elected, will serve until the Company's 2004 Annual Meeting of Stockholders and until their respective successors have been elected and qualified. Each of the four nominees for director currently serves as a director of the Company. The remaining seven directors named below will not be required to stand for election at the Annual Meeting because their present terms expire in either 2002 or 2003. A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect a director. Accordingly, abstentions and "broker non-votes" will have no effect on the outcome of the election of directors assuming a quorum is present or represented by proxy at the Annual Meeting. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item. Stockholders may not cumulate their votes in the election of directors.

         Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the election of the Class II nominees listed below. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of such other person(s) as may be nominated by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE FOUR NOMINATED DIRECTORS.

         The following table sets forth information regarding the names, ages as of March 15, 2001 and principal occupations of the nominees and directors, other directorships in certain companies held by them and the length of continuous service as a director of the Company.


                             Principal Occupation           Director
                               and Directorships              Since       Age
                             --------------------           --------      ---

Class I Directors
D. Peter Canty..........    President and Chief Executive      1993        54
                                 Officer of the Company
Raymond B. Gary.........    Advisory Director, Morgan          1993        72
                                Stanley & Co. Inc.
David R. Voelker........    Owner, Frantzen-Voelker            1993        47
                                   Investments
Peter K. Barker.........    Advisory Director, Goldman         2000        52
                            Sachs & Co., Director, Ameron
                            International and Department 56, Inc.
Class II Nominees
B. J. Duplantis.........    Senior Partner of the law firm     1993        61
                            of Gordon, Arata, McCollam,
                                 Duplantis & Eagan
John P. Laborde.........    Retired  Chairman  Emeritus,       1993        77
                            Tidewater Inc., Director,
                            Stewart Enterprises, Inc. & Stolt
                            Offshore, S.A., Chairman, Laborde
                            Marine Lifts,  Inc.,  Laborde
                            Products, Inc., Lab More Properties
                            and Lab-Rex, L.L.C.
Richard A. Pattarozzi...    Former Vice  President of          2000        57
                                Shell Offshore Inc.
Michael S. Smith........    Former  President  and  Chief      2001        45
                              Executive Officer of Basin
                                   Exploration, Inc.
Class III Directors
Robert A. Bernhard......    Co-Chairman of Munn, Bernhard &    1993        72
                            Associates, Inc., an investment
                            advisory firm,  and a member of
                            McFarland,  Dewey and Co. LLC,
                            an investment banking firm
Joe R. Klutts...........    Vice Chairman of the Board of      1993        66
                                     the Company
James H. Stone..........    Chairman of the Board of the       1993        75
                            Company; Director, Newpark
                            Resources, Inc.

     The Company was formed in March 1993 to become a holding company for The Stone Petroleum Corporation ("TSPC") and its subsidiaries. In 1997, TSPC was dissolved after a majority of its assets were transferred to Stone Energy
Corporation. Each of the nominees and directors has been engaged in the principal occupation set forth opposite his name for at least the past five years except as described below.

     D. Peter Canty was appointed Chief Executive Officer of the Company on January 1, 2001 upon the resignation of that position by James H. Stone. Prior to January 1, 2001, Mr. Canty has served as President of the Company since March 1994.

     David R. Voelker served as a Director of TSPC from 1991 to 1997.

     Peter K. Barker served as a General Partner for the investment banking firm of Goldman Sachs & Co. from 1978 through his retirement in 1998. Since his retirement, he has served as an Advisory Director of Goldman Sachs & Co.

     Richard A. Pattarozzi served as the General Manager of Shell Offshore's Deepwater Exploration and Production Division from October 1991 through December 1996 and subsequently served as Vice President of Shell Offshore Inc.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held seven meetings and took action by written consent on one occasion during 2000. Each director attended all of the meetings of the Board of Directors with the exception of Mr. Bernhard who missed one meeting and Mr. Duplantis who missed three meetings that occurred during the week of October 20-28, 2000. Each director attended all of the meetings of the committee on which he currently serves with the exception of Mr. Pattarozzi who missed one Compensation Committee meeting and one Strategy Committee meeting. The Company has the following standing committees:

     AUDIT COMMITTEE. The Audit Committee, which currently consists of Messrs. Barker, Bernhard, Duplantis, Gary and Laborde, met two times during 2000. Its principal functions are to recommend to the Board of Directors each year the engagement of a firm of independent auditors, to review the Company's accounting and internal control systems and principal accounting policies, to recommend to the Company's Board of Directors, based on its discussions with the Company's management and independent auditors, the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K and to oversee the entire audit function, both independent and internal.

     The Company believes that each of the members of the Audit Committee is independent as defined by the listing standards of the New York Stock Exchange. During 1999, the Company's Board of Directors adopted and approved a formal written charter for the Company's Audit Committee. During 2001, the Audit Committee Charter was revised. A copy of the charter, as revised, is attached hereto as Appendix B.

     COMPENSATION COMMITTEE. The Compensation Committee, which currently consists of Messrs. Gary, Duplantis, Klutts, Pattarozzi, and Voelker, met five times during 2000. Its principal function is to review and approve the compensation of the officers and other employees of the Company. In addition, the Compensation Committee administers the Company's stock option and incentive compensation plans and has the authority to make grants pursuant to these plans. Members of the Compensation Committee are not eligible to participate in any of the plans that they administer.

     EXECUTIVE COMMITTEE. The Executive Committee, which currently consists of Messrs. Canty, Duplantis, Klutts and Stone, did not meet during 2000 but took action by written consent on four occasions. Its principal function is to aid and assist the Company's management in the day-to-day operation of the Company.

     INVESTMENT COMMITTEE. The Investment Committee, which currently consists of Messrs. Bernhard, Barker, Canty and Stone, did not meet during 2000. Its principal functions are to determine the investment objectives for the Company's cash assets and select and supervise one or more investment managers.

     PRICING COMMITTEE. The Pricing Committee, which currently consists of Messrs. Stone, Canty, Bernhard and Gary, did not meet during 2000. Its principal function is to determine the price at which the Company's securities are initially sold.

     STRATEGY  COMMITTEE.  The Strategy  Committee,  which currently consists of
Messrs. Canty, Barker, Duplantis and Pattarozzi met twice during 2000. Its principal function is to assist the Company's Directors in reviewing and pursuing strategic alternatives.

COMPENSATION OF DIRECTORS

     Pursuant to the Company's 1993 Nonemployee Directors' Stock Option Plan (the "Directors' Plan"), directors of the Company who are not officers or employees of the Company or any of its subsidiaries ("Nonemployee Directors") will receive, upon the date of their initial election to the Board of Directors of the Company, a nonqualified stock option to purchase 1,000 shares of Common Stock. Effective as of the date of the Company's 2000 Annual Meeting of Stockholders, Mr. Barker was granted an option to purchase 1,000 shares of Common Stock at an exercise price of $58.16 per share. Effective as of February 1, 2001, Mr. Smith was granted an option to purchase 1,000 shares of Common Stock at an exercise price of $54.20 per share. Further, as of the date of each annual meeting of the stockholders of the Company, each Nonemployee Director, who has already received his initial option grant as described in the preceding sentence, will receive a nonqualified stock option to purchase 5,000 shares of Common Stock. Each option will have an exercise price equal to the fair market value of the Common Stock on the date of grant. The exercise price may be paid in cash, in shares of Common Stock (valued at fair market value at the date of exercise) or by a combination of such means of payment. Generally, the fair market value of a share of Common Stock on a particular date is equal to the average of the high and low sales prices of the Common Stock on the New York Stock Exchange on such date. Effective as of the date of the Company's 2000 Annual Meeting of Stockholders, each of Messrs. Gary, Voelker, Duplantis, Laborde, Klutts, Pattarozzi and Bernhard was granted an option to purchase 5,000 shares of Common Stock at an exercise price of $58.16 per share pursuant to the Directors' Plan.

     Except upon the occurrence of a "Change of Control" (as defined in the Directors' Plan), all options granted under the Directors' Plan have a maximum term of five years and will vest in three equal annual installments beginning on the first anniversary of the date of grant. Upon the occurrence of a Change of Control, each option will be exercisable in full.

     Nonemployee Directors are paid $1,500 each quarter, plus $1,000 per meeting, for attending the four regularly scheduled meetings of the Board of Directors. Each Nonemployee Director is also reimbursed for expenses incurred in attending meetings of the Board of Directors and committees thereof.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of copies of such forms received by it, the Company believes that, during the period from January 1, 2000 to February 15, 2001, its officers, directors, and greater than 10% beneficial owners complied with all applicable filing requirements, except that Richard A. Pattarozzi was late in filing one monthly report relating to one transaction.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth annual and long-term compensation for services in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 2000, 1999 and 1998 of those persons who were, at December 31, 2000, the Chief Executive Officer and the other four most highly compensated executive officers of the Company (collectively, the "named executive officers"). Effective January 1, 2001, James H. Stone resigned his position as Chief Executive Officer of the Company. He retained the office of Chairman of the Board and D. Peter Canty assumed the role of Chief Executive Officer of the Company.

                                                                                     LONG-TERM
                                                                                    COMPENSATION
                                                                                    ------------
                                                                                      NUMBER OF
                                                                                     SECURITIES
                                                                                     UNDERLYING               ALL OTHER
                                                     ANNUAL COMPENSATION               OPTIONS             COMPENSATION (2)
                                                -----------------------------       ------------           ----------------
NAME AND PRINCIPAL POSITION          YEAR       SALARY    BONUS (1)     OTHER
---------------------------          ----       ------    ---------     -----
James H. Stone.................       2000    $190,625     $152,500   $  --             50,000             $1,143,134(3)(4)
  Chairman of the Board and           1999     175,000      140,000      --               --                   23,186(4)
  Chief Executive Officer             1998     175,000       74,400      --               --                   23,366(4)

D. Peter Canty.................       2000    $185,000     $138,750   $  --             50,000                 $8,376(5)(6)
  President and Chief                 1999     165,000      132,000      --               --                    8,536(5)(6)
  Operating Officer                   1998     165,000       70,100      --               --                    8,554(5)(6)

James H. Prince................       2000    $129,375      $97,031   $  --             20,000                 $6,652(7)
  Chief Financial Officer and         1999     109,583       87,666      --               --                    6,953(7)
  Vice President                      1998      95,000       35,100      --               --                    6,915(7)

Andrew L. Gates, III...........       2000    $150,000     $112,500   $  --             25,000                 $9,172(8)
  Vice President and General          1999     132,500       52,500      --               --                    9,372(8)
  Counsel                             1998     120,000       51,000      --               --                    9,410(8)

Phillip T. Lalande.............       2000    $138,750     $104,063  $17,735(9)         20,000               $395,512(10)(11)
  Vice President-Engineering          1999     120,000       96,000    2,324(9)           --                  371,615(10)(11)
                                      1998     120,000       51,000    4,879(9)           --                   11,793(10)

(1) The amounts reflected in the table for 2000, 1999 and 1998 represent bonuses paid in March 2001, February 2000 and February 1999, respectively, which related to performance in 2000, 1999 and 1998, respectively.

(2)  Except  as  indicated  in  the  following  notes,   amounts  in  all  other
     compensation reflect amounts contributed or accrued by the Company on behalf of the named executive officers under the Company's 401(k) profit sharing plan and the economic benefit attributable to group life insurance coverage.

(3) Includes $1,122,758 representing income attributable to the exercise of 25,000 stock options that carried an exercise price of $12.38 per share and 16,000 stock options that carried an exercise price of $20.31.

(4) Includes annual premiums of $11,410 paid by the Company for a life insurance policy as to which the Company is not a beneficiary.

(5) Includes annual premiums of $2,300 paid by the Company for a life insurance policy as to which the Company is not a beneficiary.

(6) A predecessor of TSPC entered into deferred compensation agreements with several of its employees, including Mr. Canty, prior to 1982. TSPC has purchased split-dollar life insurance policies to fund these agreements. A substantial portion of the face value of each of the policies is payable to the beneficiaries of the employees. See "-- Deferred Compensation Agreements." Of the amounts reflected in the table for each of 2000, 1999 and 1998, $422, $364 and $344, respectively, are attributable to the economic benefit pursuant to the policy relating to Mr. Canty.

(7) A predecessor of TSPC entered into deferred compensation agreements with several of its employees, including Mr. Prince, prior to 1982. TSPC has purchased split-dollar life insurance policies to fund these agreements. A substantial portion of the face value of each of the policies is payable to the beneficiaries of the employees. See "-- Deferred Compensation Agreements." Of the amounts reflected in the table for each of 2000, 1999 and 1998, $781, $595 and $497, respectively, are attributable to the economic benefit pursuant to the policy relating to Mr. Prince.

(8) Includes $3,500 of premiums paid by the Company for a life insurance policy as to which the Company is not the beneficiary.

(9) Reflects amounts paid by a trust formed by the Company for the benefit of certain employees. Such trust holds net profits interests that burden properties acquired by the Company prior to July 1993.

(10) Includes $6,240 of premiums paid by the Company for a life insurance policy as to which the Company is not a beneficiary.

(11) Other compensation for 2000 includes income of $383,600 attributable to the exercise of 10,000 stock options that carried an exercise price of $12.38 per share and for 1999 includes income of $359,503 attributable to the exercise of 9,300 stock options that carried an exercise price of $12.38 per share.

STOCK OPTIONS GRANTED IN 2000

     During 2000, the named executive officers were granted 165,000 options to purchase shares of common stock at an exercise price of $58.16 per share pursuant to the Company's 2000 Amended and Restated Stock Option Plan as follows:

                                 NUMBER OF          PERCENT OF
                                 SECURITIES       TOTAL OPTIONS
                                 UNDERLYING         GRANTED TO         EXERCISE
                                  OPTIONS          EMPLOYEES IN         PRICE         EXPIRATION      FAIR VALUE AT DATE
            NAME                  GRANTED              2000           ($/SHARE)          DATE            OF GRANT (1)
   ------------------------    -------------    -----------------    -----------     ------------    --------------------
   James H. Stone........         50,000              14%              $58.16         5/18/2010          $1,591,500
   D. Peter Canty........         50,000              14%               58.16         5/18/2010           1,591,500
   James H. Prince.......         20,000               6%               58.16         5/18/2010             636,600
   Andrew L. Gates, III..         25,000               7%               58.16         5/18/2010             795,750
   Phillip T. Lalande....         20,000               6%               58.16         5/18/2010             636,600

(1) The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: (a) dividend yield of 0%, (b) expected volatility of 45.4%,
     (c) risk-free interest rate of 6.8% and (d) expected life of six years.

FISCAL YEAR-END OPTION VALUES AND STOCK OPTION EXERCISES

     The following tables contain information concerning the number and value of exercisable and unexercisable options at December 31, 2000, as well as options exercised during 2000 by the named executive officers.

                                            NUMBER OF SECURITIES                  VALUE OF UNEXERCISED
                                           UNDERLYING UNEXERCISED                 IN-THE-MONEY OPTIONS
                                        OPTIONS AT DECEMBER 31, 2000            AT DECEMBER 31, 2000 (1)
                                      -------------------------------       --------------------------------
                NAME                  EXERCISABLE       UNEXERCISABLE       EXERCISABLE        UNEXERCISABLE
     ----------------------------     -----------       -------------       -----------        -------------

     James H. Stone............          16,000             58,000              $707,800             $673,588
     D. Peter Canty............          45,000             55,000             2,189,125              540,875
     James H. Prince...........          43,000             27,000             2,067,775              414,788
     Phillip T. Lalande........          49,700             26,000             2,470,473              359,175
     Andrew L. Gates, III......          39,000             31,000             1,909,888              402,519
----------

(1) The value of each unexercised in-the-money stock option is equal to the difference between the closing price of the Company's Common Stock on the New York Stock Exchange on December 31, 2000 of $64.55 and the per share exercise price of the stock option.

                    OPTIONS EXERCISED DURING 2000
--------------------------------------------------------------------
        NAME                 OPTIONS EXERCISED       VALUE REALIZED
------------------------    -------------------    -----------------
James H. Stone.........           41,000              $1,122,758
D. Peter Canty.........             -                     -
James H. Prince........             -                     -
Phillip T. Lalande.....           10,000                 383,600
Andrew L. Gates, III...             -                     -

DEFERRED COMPENSATION AGREEMENTS

     Prior to 1982, a predecessor of the Company entered into deferred compensation and disability agreements (the "Deferred Compensation Agreements") with several of its employees, including D. Peter Canty and James H. Prince. Benefits under the Deferred Compensation Agreements have become fully vested. Benefits are payable in a fixed monthly amount at age 65 (or actual retirement, if later) for a continuous period of 180 months. The Deferred Compensation Agreements also provide for monthly payments upon total disability, and certain benefits upon partial disability, until the employee reaches age 65. Mr. Canty and Mr. Prince are entitled to receive annual benefits at age 65 (or actual retirement, if later) of $28,500 and $23,880, respectively, under their Deferred Compensation Agreements.

     The Company has purchased split-dollar life insurance policies to fund its obligations under the Deferred Compensation Agreements. These policies are designed to have a cash surrender value, when the employee reaches age 65, which is sufficient to fund the Company's obligations. The Company owns the right to the cash surrender value of the policies. A substantial portion of each of the policies is payable to the beneficiaries of each employee with the remainder payable to the Company. Premiums paid by the Company pursuant to the policies relating to Mr. Canty and Mr. Prince are included under "All Other Compensation" in the Summary Compensation Table.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee's principal duty is to review and approve the compensation of the officers and other employees of the Company. In addition, the Compensation Committee administers the Company's Stock Option and Incentive Compensation Plans and has the authority to make grants pursuant to these plans. Members of the Compensation Committee are not eligible to participate in any of the plans they administer.

     EXECUTIVE COMPENSATION. The Committee believes that the compensation of executive officers should not only be adequate to attract, motivate and retain competent executive personnel, but that it should also serve to align the interests of the executive officers with those of the stockholders. To achieve these ends, in addition to a competitive yet modest base salary, the Company has adopted both short-term and long-term incentive compensation plans that are dependent upon the Company's performance. The Compensation Committee does not currently intend to award levels of compensation that would result in a limitation on the deductibility of a portion of such compensation for federal income tax purposes pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"); however, the Compensation Committee may authorize compensation that results in such limitations in the future if it determines that such compensation is in the best interest of the Company.

     BASE SALARY. While the Committee believes it is crucial to provide salaries within a competitive market range in order to attract and retain personnel who are highly talented, the Committee has established a philosophy of generally providing more conservative base salaries and more aggressive incentive compensation opportunities than the market in order to strongly emphasize pay-for-performance. The specific competitive markets considered depend on the nature and level of the positions in question and the labor markets from which qualified individuals would be recruited. The Committee intends to review the executive group's salaries on a biannual basis and adjust them if they deviate substantially from the average for other companies, including the Peer Group, and salary levels implied by other market data. The Peer Group consists of the companies named below under the heading "Stockholder Return Performance Presentation".

     INCENTIVE COMPENSATION. The Company's Annual Incentive Compensation Plan was terminated in 1996 and, in lieu thereof, the Committee adopted a discretionary bonus program. Under this program, bonuses are primarily tied to several performance criteria, including the annual return on the Company's Common Stock, the quarterly return on the Company's common stock as compared to the quarterly return on the common stock of the Peer Group, and the annual increases in earnings and cash flow per share and in the net asset value of the Company. A portion of the bonuses is determined by the sole discretion of the Committee. To the extent that performance criteria are met, an incentive pool is generated. The amount of the incentive pool, however, may not exceed the aggregate base salary of all eligible employees for the relevant plan year, and no individual award to an eligible employee may exceed such employee's base salary for the relevant plan year.

     The Committee is responsible for determining the participants, performance criteria to be used, award levels and allocation of generated incentives. Any allocated incentives are awarded to individuals, including executive officers, based upon a combination of group and individual performance factors. It is the overall objective of the Company that the Incentive Plan not reward employees until the Company's stockholders have been appropriately rewarded for investing in the Company. The Committee is not required to grant awards for all amounts available under the Incentive Plan. For the 2000 performance year, a total of $4.8 million was available for awards and $4.0 million was paid. Awards granted to the named executive officers for the 2000 performance year are presented under "Bonus" in the Summary Compensation Table.

     STOCK OPTION PLANS. Stock option grants are designed to align the long-term interests of the Company's employees with those of its stockholders by directly linking compensation to stockholder return, as well as by enabling employees to develop and maintain a significant, long-term equity ownership position in the Company. The Company's 2000 Amended and Restated Stock Option Plan authorizes the Compensation Committee to award stock options to purchase up to 2,500,000 shares of Common Stock to employees of the Company. The Committee grants non-statutory options at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. Options generally have ten-year terms, with exercise restrictions that lapse over a five-year period.

     On February 1, 2001, the stockholders of Stone Energy Corporation and Basin Exploration, Inc. voted in favor of the merger of the two companies in a tax-free, stock-for-stock transaction. In connection with the approval of the merger, stockholders of Stone Energy also approved a proposal to increase the authorized shares of Stone common stock from 25 million to 100 million shares. Under the merger agreement, Basin stockholders received 0.3974 of a share of Stone common stock for each share of Basin common stock they owned. As such, Stone issued approximately 7.4 million shares of common stock which, based upon Stone's closing price of $53.70 on February 1, 2001, resulted in total equity value related to the transaction of approximately $400 million.

     As a result of the impact of the Basin merger on the number of employees of the Company and after reviewing the stock option plans of its Peer Group, the
Company's Board of Directors determined that the Company's plan had significantly fewer grantable options as a percentage of outstanding stock than the Peer Group taken as a whole. As a result, the Company's Board of Directors unanimously adopted the 2001 Amended and Restated Stock Option Plan on February 1, 2001. The plan is subject to stockholder approval at the Annual Meeting.

     401(K) PLAN. Under the Company's 401(k) profit sharing plan, eligible employees are permitted to defer receipt of up to 15% of their compensation (subject to certain limitations imposed under the Code). The plan provides that a discretionary match of employee deferrals may be made by the Company in cash or shares of Common Stock. During 2000, the Company's discretionary match of employee deferrals totaled approximately $0.4 million. The amounts held under the plan are to be invested among various investment funds maintained under the plan in accordance with the directions of each participant.

     Salary deferral contributions are 100% vested. Matching contributions are vested over a period of five years at the rate of 20% per year. If a participant terminates employment with the Company after attaining age 65 or by reason of death or disability, however, the participant will be fully vested in his or her share of Company matching contributions. Participants or their beneficiaries are entitled to payment of vested benefits upon termination of employment. In addition, hardship distributions to participants from the plan are available under certain conditions. The amount of benefits ultimately payable to a participant under the plan depends on the level of the participant's elective deferrals under the plan, the amount of Company matching contributions made to the plan and the performance of the investment funds maintained under the plan in which contributions are invested.

     CHIEF EXECUTIVE OFFICER COMPENSATION. As described above, the Company's executive compensation philosophy, including the compensation of the Company's Chief Executive Officer during 2000, James H. Stone, is a competitive, but conservative, base salary and incentive compensation based upon the Company's performance.

     BASE SALARY. Mr. Stone's annual base salary for 2000 was increased to $190,625.

     INCENTIVE COMPENSATION. Mr. Stone was awarded a $152,500 bonus for the 2000 performance year. This award was based upon the criteria set forth above under "Executive Compensation-- Incentive Compensation."

     STOCK OPTION PLAN. During 2000, Mr. Stone was granted 50,000 options to purchase shares of Common Stock at an exercise price of $58.16 per share pursuant to the 2000 Amended and Restated Stock Option Plan.

                                              Compensation Committee

                                              Raymond B. Gary
                                              B. J. Duplantis
                                              Joe R. Klutts
                                              Richard A. Pattarozzi
                                              David R. Voelker

               TRANSACTIONS WITH MANAGEMENT AND CERTAIN DIRECTORS

     Set forth below is a description of certain transactions entered into between the Company and certain of its officers, directors and stockholders.

     James H. Stone and Joe R. Klutts, two of the Company's directors, collectively own 9% of the working interests in the Weeks Island Field. These interests were acquired at the same time as the Company's predecessor acquired its interests in the Weeks Island Field. In their capacity as working interest owners, they are required to pay their proportional share of all costs and are entitled to receive their proportional share of revenues.

     Certain officers of the Company were granted net profits interests in certain of the oil and gas properties that the Company acquired prior to 1993. The recipients of net profits interests are not required to pay capital costs incurred on the properties burdened by such interests.

     As a result of these transactions, a conflict of interest may exist between the Company and such officers and directors with respect to the drilling of additional wells or other development operations.

     Joe R. Klutts received $41,000 in consulting fees after retiring, February 1, 2000, as an employee of the Company.

     In June 2000, the Company purchased property that adjoins the Lafayette office building from StoneWall Associates for an independently appraised value of approximately $540,000. Two of the Company's board members, James H. Stone and Joe R. Klutts, are partners of StoneWall Associates.

     The law firm of Gordon, Arata, McCollam, Duplantis and Eagan, of which B.J. Duplantis, a Stone director and member of the Company's Audit Committee, is a Senior Partner, provided legal services for the Company during 2000. The value of these services totaled approximately $9,000.

     Laborde Marine Lifts, Inc., a company in which John P. Laborde, a Stone director and member of the Company's Audit Committee, is Chairman of, provided services to the Company during 2000. The value of these services was approximately $75,000.

                             AUDIT COMMITTEE REPORT

     The Audit Committee's principal functions are to recommend to the Board of Directors each year the engagement of a firm of independent auditors, to review the Company's accounting and internal control systems and principal accounting policies, to recommend to the Company's Board of Directors, based on its discussions with the Company's management and independent auditors, the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K and to oversee the entire audit function, both independent and internal.

     The Company believes that each of the members of the Audit Committee is independent as defined by the listing standards of the New York Stock Exchange. During 1999, the Company's Board of Directors adopted and approved a formal written charter for the Company's Audit Committee. During 2001, the Audit Committee Charter was revised. A copy of the charter, as revised, is attached hereto as Appendix B.

     In connection with the Company's consolidated financial statements for the year ended December 31, 2000, the Audit Committee has:

     o    reviewed  and  discussed  the  audited   financial   statements   with
          management;

     o discussed with the Company's independent auditors, Arthur Andersen LLP, the matters required to be discussed by Statements on Auditing Standards 61; and

     o received the written disclosures and the letter from Arthur Andersen LLP as required by Independence Standards Board Standard No. 1 and discussed with the auditors their independence.

     Based on the review and discussions with the Company's management and independent auditors, as set forth above, the Audit Committee recommended to the Company's Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed with the SEC.

                                                Audit Committee

                                                Peter K. Barker
                                                Robert A. Bernhard
                                                B.J. Duplantis
                                                Raymond B. Gary
                                                John P. Laborde


                   STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     As required by applicable rules of the Securities and Exchange Commission, the performance graph shown below was prepared based upon the following assumptions:

                  1. $100 was invested in the Company's Common Stock, the S&P 500 and the Peer Group (as defined below) on December 29, 1995 at
         $15.38 per share for the Company's Common Stock and at the closing price of the stocks comprising the S&P 500 and the Peer Group, respectively, on such date.

                  2. Peer Group investment is weighted based upon the market capitalization of each individual company within the Peer Group at the beginning of the period.

                  3. Dividends are reinvested on the ex-dividend dates.

            Measurement Period                        Peer          S&P
          (Fiscal Year Covered)           SGY         Group         500
        ---------------------------    ---------    ---------    ---------
                12/31/96                194.31       161.67       120.26
                12/31/97                217.89       147.48       157.56
                12/31/98                186.99        87.26       199.57
                12/31/99                231.71       109.87       238.54
                12/31/00                419.84       228.68       214.38

     The companies that comprise the Company's current Peer Group are as follows: Barrett Resources Corporation, Cabot Oil & Gas Corporation, Chieftain International, Inc., Cross Timbers Oil Company, Devon Energy Corporation, Forest Oil Corporation, Meridian Resource Corporation, Newfield Exploration Company, Ocean Energy, Inc., Pogo Producing Company, St. Mary Land and Exploration Company, Swift Energy Company, The Houston Exploration Company, Tom Brown, Inc. and Vintage Petroleum, Inc.

             APPROVAL OF 2001 AMENDED AND RESTATED STOCK OPTION PLAN

GENERAL

     At the Annual Meeting, the stockholders will be asked to approve the adoption of the Stone Energy Corporation 2001 Amended and Restated Stock Option Plan (the "2001 Plan"), a copy of which is attached hereto as Appendix A. The 2001 Plan is an amendment and restatement of both the Stone Energy Corporation 2000 Amended and Restated Stock Option Plan (the "2000 Plan") and of the Stone Energy Corporation 1993 Nonemployee Directors' Stock Option Plan (the "1993 Plan") and will supersede and replace each plan in its entirety. The primary differences between the 2001 Plan and its predecessors are: (a) the number of shares of Common Stock subject to the 2001 Plan will be 3,225,000, which number includes the number of shares of Common Stock previously made subject to an option granted under either the 2000 Plan or the 1993 Plan, (b) the Chief Executive Officer of the Company may grant options to employees (with the maximum number of shares that may be subject to such options granted to an individual employee during any calendar year not to exceed 10,000 (subject to adjustment for certain changes in the Common Stock)), and (c) except for adjustments for certain changes in the Common Stock, the Administrator (defined below) may not, without the approval of the stockholders of the Company, amend any outstanding option contract to lower the option price (or cancel and replace any outstanding option contract with option contracts having a lower option price).

     The Board of Directors unanimously adopted the 2001 Plan on February 1, 2001, subject to stockholder approval at the Annual Meeting. If the 2001 Plan is not approved by the stockholders of the Company at the Annual Meeting, then no options will be granted under the 2001 Plan and the 2000 Plan and the 1993 Plan shall continue in effect as if the adoption of the 2001 Plan had not occurred.

     The 2001 Plan is designed to promote the interests of the Company and its stockholders by providing a means whereby certain employees of the Company and its subsidiaries and the nonemployee directors of the Company may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company. Accordingly, the 2001 Plan provides for granting (a) "incentive" stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and (b) stock options that do not constitute incentive stock options ("non-statutory" stock options).

     The following description of certain features of the 2001 Plan is qualified in its entirety by reference to the 2001 Plan. Approval of the 2001 Plan requires the affirmative vote of a majority of the shares present, or represented, and entitled to vote at the Annual Meeting. Under Delaware law, an abstention would have the same effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved.

NUMBER OF SHARES SUBJECT TO THE 2001 PLAN

     The aggregate maximum number of shares authorized to be issued under the 2001 Plan pursuant to grants of stock options is 3,225,000 shares of Common Stock (which number includes the number of shares of Common Stock previously made subject to a stock option granted under either the 2000 Plan or the 1993
Plan). The maximum number of shares of Common Stock that may be the subject of stock options granted under the 2001 Plan to any one individual during any calendar year may not exceed 100,000 shares. In each case, these numbers may be adjusted upon a reorganization, stock split, recapitalization, or other change in the Company's capital structure. As of March 15, 2001, 279,600 shares have been issued under the 2000 Plan and 96,667 shares have been issued under the 1993 Plan in connection with the exercise of stock options, and 1,576,600 and 121,333 shares are subject to options currently outstanding under the 2000 Plan and the 1993 Plan, respectively.

ADMINISTRATION

     The 2001 Plan will be administered by an Administrator, which means (i) in the context of options granted to, or the administration (or interpretation of any provision) of the 2001 Plan as it relates to, any person who is subject to
Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Committee (as defined below), or (ii) in the context of options granted to, or the administration (or interpretation of any provision) of the 2001 Plan as it relates to, any person who is not subject to Section 16 of the Exchange Act, the Chief Executive Officer of the Company (or, if the Chief Executive Officer is not a member of the Board of Directors, the Committee), unless the 2001 Plan specifies that the Committee will take specific action (in which case such action may only be taken by the Committee) or the Committee specifies that it will serve as Administrator. The term "Committee" means a committee of, and appointed by, the Board of Directors that will be comprised solely of two or more directors who are both (a) outside directors (within the meaning of Section 162(m) of the Code), and (b) nonemployee directors (within the meaning of Rule 16b-3 under the Exchange Act). The Compensation Committee of the Board of Directors will initially serve as the Committee.

     The Administrator will have full authority, subject to the terms of the 2001 Plan, to interpret the 2001 Plan and establish rules and regulations for the proper administration of the 2001 Plan. All decisions made by the Administrator in construing the provisions of the 2001 Plan will be final; provided, however, that in the event of a conflict in any such decision as between the Committee and the Chief Executive Officer of the Company, each acting in capacity as Administrator of the 2001 Plan, the determination by the Committee will be conclusive.

ELIGIBILITY

     All of the employees of the Company and its subsidiaries (including an employee who may also be an officer or director of any such company) are eligible to participate in the 2001 Plan. The selection of employees, from among those eligible, who will receive stock options is within the discretion of the Administrator. In addition, individuals who are nonemployee directors of the Company are eligible to receive automatic grants of stock options under the 2001 Plan as described below.

TERM OF THE 2001 PLAN

     The 2000 Plan and the 1993 Plan were originally effective as of May 18, 2000 and July 8, 1993 respectively. The 2001 Plan will be effective as of the date of the Annual Meeting if approved by the Company's stockholders at such meeting. No further options may be granted under the 2001 Plan after May 16, 2011, and the 2001 Plan will terminate thereafter once all options have been exercised or expired. The Board of Directors may, however, terminate the 2001 Plan at any time without prejudice to the holders of any then outstanding options.

STOCK OPTIONS

     a. TERM OF OPTION. The term of each option will be as specified by the Administrator at the date of grant (but not more than 10 years in the case of incentive stock options). The effect of an optionee's termination of employment by reason of death, retirement, disability or otherwise will be specified in the option contract that evidences each option grant.

     b. OPTION PRICE. The option price will be determined by the Administrator and will be no less than the fair market value of the shares on the date that the option is granted; provided, however, that the option price for options granted to nonemployee directors will be the fair market value of the shares on the date that the option is granted. Except for adjustments for certain changes in the Common Stock, the Administrator may not, without the approval of the stockholders of the Company, amend any outstanding option contract that evidences an option grant to lower the option price (or cancel and replace any outstanding option contract with an option contract having a lower option price).

     c. SPECIAL RULES FOR CERTAIN STOCKHOLDERS. If an incentive stock option is granted to an employee who then owns, directly or by attribution under the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a subsidiary, then the term of the option will not exceed five years, and the option price will be at least 110% of the fair market value of the shares on the date that the option is granted.

     d. SIZE OF GRANT. The number of shares for which an option is granted to an employee will be determined by the Administrator. However, the maximum number of shares that may be subject to options granted to an employee during any calendar year may not exceed 100,000 (subject to adjustment for certain changes in the Common Stock). Further, the maximum number of shares that may be subject to options granted to an employee during any calendar year by the Chief Executive Officer of the Company may not exceed 10,000 (subject to adjustment for certain changes in the Common Stock). Nonemployee directors will receive automatic stock option grants under the 2001 Plan (without the exercise of the discretion of the Administrator or any other person or persons), and the size of such grants are determined as follows: (i) each nonemployee director who is elected to the Board of Directors for the first time after the effective date of the 2001 Plan will receive, on the date of his or her election, an option exercisable for 1,000 shares of Common Stock (subject to adjustment for certain changes in the Common Stock) and (ii) as of the date of each annual meeting of the stockholders of the Company in each year that the 2001 Plan is in effect, each nonemployee director who is then in office and who is not entitled to a grant as described in clause
(i), will receive an option exercisable for 5,000 shares of Common Stock (subject to adjustment for certain changes in the Common Stock).

     e. STATUS OF OPTIONS. The status of each option granted to an employee as either an incentive stock option or a non-statutory stock option will be designated by the Administrator at the time of grant. If, however, the aggregate fair market value (determined as of the date of grant) of shares with respect to which incentive stock options become exercisable for the first time by an employee exceeds $100,000 in any calendar year, the options with respect to the excess shares will be non-statutory stock options. All options granted to nonemployee directors will be non-statutory stock options.

     f. PAYMENT. The option price upon exercise may, at the discretion of the Administrator, be paid by an optionee in cash, other shares of Common Stock owned by the optionee, or by a combination of cash and Common Stock. Additionally, stock appreciation rights may be granted to eligible employees, in conjunction with incentive stock options or non-statutory stock options. Stock appreciation rights give the holder, among other things, the right to a payment in cash, Common Stock, or a combination thereof, in an amount equal to the difference between the fair market value of the Common Stock at the date of exercise and the option exercise price. The 2001 Plan also allows the Administrator, in its discretion, to establish procedures pursuant to which an optionee may affect a cashless exercise of an option through a brokerage firm.

     g. OPTION CONTRACT. All options will be evidenced by a written contract containing provisions consistent with the 2001 Plan and such other provisions as the Administrator deems appropriate.

     h. TRANSFERABILITY. No option is transferable other than by will or the laws of descent and distribution or, in the case of an option that is not an incentive stock option, pursuant to a qualified domestic relations order, and only the optionee or his guardian or legal representative may exercise any option during the optionee's lifetime.

     i. SPECIAL RULES FOR OPTIONS GRANTED TO NONEMPLOYEE DIRECTORS. Notwithstanding the provisions of the 2001 Plan described in paragraphs a. through h. above to the contrary, non-statutory stock options granted to nonemployee directors will (i) have a terms of five years from the date of grant, (ii) subject to clauses (iii) and (iv)(A) below, vest and become exercisable with respect to one-third of the shares covered thereby following each anniversary of the date of grant, (iii) vest and become exercisable in full upon a Corporate Change (as defined below, or to the extent defined in an option contract that evidences an option grant to a nonemployee director, as defined in such option contract) or termination of a nonemployee director's membership on the Board of Directors by reason of death or disability, and (iv) be exercisable only while the nonemployee director is a member of the Board of Directors and terminate and cease to be exercisable upon the nonemployee director's termination of membership on the Board of Directors, except that, subject to the limitation in clause (i) above: (A) if the nonemployee director dies or terminates membership on the Board of Directors due to disability, the option will be exercisable in full for a period of one year thereafter by the nonemployee director (or his estate or the person who acquires the option due to the nonemployee director's death) or (B) if the nonemployee director's membership on the Board of Directors terminates for any other reason, the option is exercisable for one year following such termination or by the nonemployee director's estate (or the person who acquires the option due to the nonemployee director's death) for one-year following the nonemployee director's death if he or she dies within such initial one-year period, but in each case only as to the number of shares exercisable as of the date the nonemployee director's membership on the Board of Directors terminates.

CORPORATE CHANGE AND OTHER ADJUSTMENTS

     The 2001 Plan provides that, upon a Corporate Change (as hereinafter defined), the Committee may accelerate the vesting of options, cancel options and make payments in respect thereof in cash, or adjust the outstanding options as appropriate to reflect such Corporate Change (including, without limitation, adjusting an option to provide that the number and class of shares of Common Stock covered by such option will be adjusted so that the option will thereafter cover securities of the surviving or acquiring corporation or other property (including cash) as determined by the Committee). The 2001 Plan provides that a Corporate Change occurs (a) if the Company is dissolved and liquidated, (b) if the Company is not the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity), (c) if the Company sells, leases or exchanges all or substantially all of its assets, (d) if any person, entity or group acquires or gains ownership or control of more than 50% of the outstanding shares of the Company's voting stock or (e) if after a contested election of directors, the persons who were directors before such election cease to constitute a majority of the Board of Directors.

     The maximum number of shares that may be issued under the 2001 Plan and the maximum number of shares that may be issued to any one individual, as well as the number and price of shares of Common Stock or other consideration subject to an option, will be appropriately adjusted by the Committee in the event of changes in the outstanding Common Stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges or other relevant changes in capitalization or distributions to the holders of Common Stock occurring after an option is granted.

AMENDMENTS

     The Board of Directors may from time to time amend the 2001 Plan; however, no amendment may be adopted without the prior approval of the stockholders of the Company if such amendment (a) materially increases the benefits accruing to nonemployee directors participating under the 2001 Plan, (b) increases the number of shares of Common Stock that may be issued under the 2001 Plan, (c) modifies the class of eligible optionees, or (d) amends or deletes the provision of the 2001 Plan that prevents the Administrator from amending any outstanding option contract to lower the option price (or cancel and replace any outstanding option contract with an option contract having a lower option price).

FEDERAL INCOME TAX ASPECTS OF THE 2001 PLAN

     NON-STATUTORY STOCK OPTIONS AND STOCK APPRECIATION RIGHTS. As a general rule, no federal income tax is imposed on the optionee upon the grant of a non-statutory stock option such as those under the 2001 Plan (whether or not including a stock appreciation right) and the Company is not entitled to a tax deduction by reason of such a grant. Generally, upon the exercise of a non-statutory stock option, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price paid for such shares. In the case of the exercise of a stock appreciation right, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the cash received plus the fair market value of the shares distributed to the optionee. Upon the exercise of a non-statutory stock option or a stock appreciation right, and subject to the application of Section 162(m) of the Code as discussed below, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized to the optionee assuming any federal income tax reporting requirements are satisfied.

     Upon a subsequent disposition of the shares received upon exercise of a non-statutory stock option or a stock appreciation right, any appreciation after the date of exercise should qualify as capital gain. If the shares received upon the exercise of an option or a stock appreciation right are transferred to the optionee subject to certain restrictions, then the taxable income realized by the optionee, unless the optionee elects otherwise, and the Company's tax deduction (assuming any federal income tax reporting requirements are satisfied) should be deferred and should be measured at the fair market value of the shares at the time the restrictions lapse. The restrictions imposed on officers, directors and 10% shareholders by Section 16(b) of the Exchange Act is such a restriction during the period prescribed thereby if other shares have been purchased by such an individual within six months of the exercise of a non-statutory stock option or stock appreciation right.

     INCENTIVE STOCK OPTIONS. The incentive stock options under the 2001 Plan are intended to constitute "incentive stock options" within the meaning of
Section 422 of the Code. Incentive stock options are subject to special federal income tax treatment. No federal income tax is imposed on the optionee upon the grant or the exercise of an incentive stock option if the optionee does not dispose of shares acquired pursuant to the exercise within the two-year period beginning on the date the option was granted or within the one-year period beginning on the date the option was exercised (collectively, the "holding period"). In such event, the Company would not be entitled to any deduction for federal income tax purposes in connection with the grant or exercise of the option or the disposition of the shares so acquired. With respect to an incentive stock option, the difference between the fair market value of the stock on the date of exercise and the exercise price must be included in the optionee's alternative minimum taxable income. However, if the optionee exercises an incentive stock option and disposes of the shares received in the same year and the amount realized is less than the fair market value of the shares on the date of exercise, the amount included in alternative minimum taxable income will not exceed the amount realized over the adjusted basis of the shares.

     Upon disposition of the shares received upon exercise of an incentive stock option after the holding period, any appreciation of the shares above the exercise price should constitute capital gain. If an optionee disposes of shares acquired pursuant to his or her exercise of an incentive stock option prior to the end of the holding period, the optionee will be treated as having received, at the time of disposition, compensation taxable as ordinary income. In such event, and subject to the application of Section 162(m) of the Code as discussed below, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as received by the optionee. The amount treated as compensation is the excess of the fair market value of the shares at the time of exercise (or in the case of a sale in which a loss would be recognized, the amount realized on the sale if less) over the exercise price; any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as short-term or long-term capital gain, depending on the holding period of the shares.

     SECTION 162(M) OF THE CODE. Section 162(m) of the Code precludes a public corporation from taking a deduction for compensation in excess of $1 million paid to its chief executive officer or any of its four other highest-paid officers. However, compensation that qualifies under Section 162(m) of the Code as "performance-based" is specifically exempt from the deduction limit. Based on
Section 162(m) of the Code and the regulations issued thereunder, the Company believes that the income generated in connection with the exercise of stock options granted under the 2001 Plan by the Committee should qualify as performance-based compensation and, accordingly, the Company's deduction for such compensation should not be limited by Section 162(m) of the Code. On the other hand, the income generated in connection with the exercise of stock options granted under the 2001 Plan by the Chief Executive Officer of the Company will not qualify as performance-based compensation and, accordingly, the Company's deduction for such compensation may be limited by Section 162(m) of the Code.

     The 2001 Plan is not qualified under section 401(a) of the Code.

     The comments set forth in the above paragraphs are only a summary of certain of the Federal income tax consequences relating to the 2001 Plan. No consideration has been given to the effects of state, local, or other tax laws on the 2001 Plan or on option recipients.

INAPPLICABILITY OF ERISA

     Based upon current law and published interpretations, the Company does not believe the 2001 Plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE 2001 PLAN AS DESCRIBED ABOVE AND AS SET FORTH IN APPENDIX A.

                             APPOINTMENT OF AUDITORS

     Pursuant to the recommendation of the Audit Committee, the Board of Directors appointed Arthur Andersen LLP, independent public accountants, to audit the consolidated financial statements of the Company for the year ending December 31, 2001. The Company is advised that no member of Arthur Andersen LLP has any direct or material indirect financial interest in the Company or, during the past three years, has had any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

     During 2000, the Company's independent accounting firm, Arthur Andersen LLP, billed the Company the following aggregate fees for the following services rendered:

   Audit Fees                                                          $117,500
   Financial Information System Design and Implementation Fees             -
   All Other Fees                                                        99,680

     The Company's Audit Committee does not believe that these services have impacted Arthur Andersen's independence.

     Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law, an abstention would have the same effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved. In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THIS APPOINTMENT.

     A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting, and will be offered the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.

                      OTHER MATTERS FOR 2001 ANNUAL MEETING

     The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

                  STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

     Any stockholder who wishes to submit a proposal for inclusion in the proxy material and for presentation at the Company's 2002 Annual Meeting of Stockholders must forward such proposal to the Secretary of the Company at the address indicated at the beginning of this proxy statement, so that the Secretary receives it no later than November 30, 2001.

                                         By Order of the Board of Directors

                                             /s/ Andrew L. Gates, III
                                             ------------------------------
                                                 Andrew L. Gates, III
                                                      Secretary

March 29, 2001

                                                                      APPENDIX A


                            STONE ENERGY CORPORATION
                   2001 AMENDED AND RESTATED STOCK OPTION PLAN

                             I. PURPOSE OF THE PLAN

     The STONE ENERGY CORPORATION 2001 AMENDED AND RESTATED STOCK OPTION PLAN (the "Plan") is intended to promote the interests of STONE ENERGY CORPORATION, a Delaware corporation (the "Company"), and its stockholders by providing a means whereby certain employees of the Company and its subsidiaries and the nonemployee directors of the Company may develop a sense of proprietorship and personal involvement in the development and financial success of the Company and to encourage them to remain with and devote their best efforts to the business of the Company. Accordingly, the Company may grant to certain employees of the Company and its subsidiaries ("Employees") the option ("Option") to purchase shares of the common stock of the Company ("Stock"), as hereinafter set forth. Further, the Company shall grant Options to directors of the Company who are not employees of the Company or any of its subsidiaries ("Nonemployee Directors").

     The Plan as set forth herein constitutes an amendment and restatement of both (i) the Stone Energy Corporation 2000 Amended and Restated Stock Option Plan (the "2000 Plan") and (ii) the Stone Energy Corporation 1993 Nonemployee Directors' Stock Option Plan (the "1993 Plan"), each as previously adopted by the Company, and shall supersede and replace in its entirety each previously adopted plan. This amendment and restatement shall be effective as of May 17, 2001, provided this amendment and restatement is adopted by the Board of Directors of the Company (the "Board") prior to such date and approved by the stockholders of the Company at a duly called meeting of the stockholders (or any adjournment thereof) held on May 17, 2001 (or, if applicable, on the date of such adjournment). If this amendment and restatement is not so approved by the stockholders, then this amendment and restatement shall be void ab initio, and the 2000 Plan and the 1993 Plan shall continue in effect as if this amendment and restatement had not occurred, and any options previously granted under either the 2000 Plan or the 1993 Plan shall continue in effect under the terms of the grant; provided, further, that thereafter options may continue to be granted pursuant to the terms of the 2000 Plan and the 1993 Plan, as in effect prior to this amendment and as may be otherwise amended hereafter.

                               II. ADMINISTRATION

     (a) The Plan shall be administered by the  Administrator,  which shall mean
(i) in the context of Options granted to, or the administration (or interpretation of any provision) of the Plan as it relates to, any person who is subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "1934 Act") (including any successor section to the same or similar effect, "Section 16"), the Committee (as defined below), or (ii) in the context of Options granted to, or the administration (or interpretation of any provision) of the Plan as it relates to, any person who is not subject to Section 16, the Chief Executive Officer of the Company (or, if the Chief Executive Officer is not a member of the Board, the Committee), unless the Plan specifies that the Committee shall take specific action (in which case such action may only be taken by the Committee) or the Committee (as to any Option described in this clause (ii) or the administration or interpretation of any specific provision of the Plan) specifies that it shall serve as Administrator. The term "Committee" shall mean a committee of, and appointed by, the Board that shall be comprised solely of two or more directors who are both (A) outside directors (within the meaning of section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and applicable interpretive authority thereunder), and (B) nonemployee directors (within the meaning of Rule 16b-3, as currently in effect or as hereinafter modified or amended ("Rule 16b-3"), promulgated under the 1934 Act). The Administrator is authorized to interpret the Plan and may from time to time adopt such rules and regulations, consistent with the provisions of the Plan, as it may deem advisable to carry out the Plan. All decisions made by the Administrator in construing the provisions of the Plan shall be final; provided, however, that in the event of any conflict in any such determination as between the Committee and the Chief Executive Officer of the Company, each acting in capacity as Administrator of the Plan, the determination of the Committee shall be conclusive.

     (b) With respect to Options granted pursuant to Subparagraph V (a) hereof, the Administrator shall have sole authority to select the Employees from among those individuals eligible under Subparagraph IV (a) hereof and to establish the number of shares which may be issued under each Option granted to such Employees; provided, however, that, notwithstanding any provision in the Plan to the contrary, the maximum number of shares that may be subject to Options granted under the Plan to an individual Employee during any calendar year may not exceed 100,000 (subject to adjustment in the same manner as provided in Paragraph IX hereof with respect to shares of Stock subject to Options then outstanding). The limitation set forth in the preceding sentence shall be applied in a manner that will permit compensation generated under the Plan to constitute "performance-based" compensation for purposes of section 162(m) of the Code, including, without limitation, counting against such maximum number of shares, to the extent required under section 162(m) of the Code and applicable interpretive authority thereunder, any shares subject to Options granted to Employees that are canceled or repriced. Further, the maximum number of shares that may be subject to Options granted by the Chief Executive Officer of the Company under the Plan to an individual Employee during any calendar year may not exceed 10,000 (subject to adjustment in the same manner as provided in Paragraph IX hereof with respect to shares of Stock subject to Options then outstanding). In selecting the Employees from among individuals eligible under Subparagraph IV (a) hereof and in establishing the number of shares that may be issued under each Option granted to such Employees, the Administrator may take into account the nature of the services rendered by such individuals, their present and potential contributions to the Company's success and such other factors as the Administrator in its discretion shall deem relevant. All decisions made by the Administrator in selecting the Employees and in establishing the number of shares which may be issued under each Option granted under Subparagraph V (a) hereof shall be final.

                             III. OPTION AGREEMENTS

     (a) Each Option granted to an Employee or Nonemployee Director (collectively, "Optionees") shall be evidenced by a written agreement between the Company and the Optionee ("Option Agreement"), which shall contain such terms and conditions as may be approved by the Administrator, but which are not inconsistent with the terms of the Plan. The terms and conditions of the respective Option Agreements need not be identical. Specifically, an Option Agreement for an Employee may provide for the surrender of the right to purchase shares under the Option in return for a payment in cash or shares of Stock or a combination of cash and shares of Stock equal in value to the excess of the fair market value of the shares with respect to which the right to purchase is surrendered over the option price therefor ("Stock Appreciation Rights"), on such terms and conditions as the Administrator in its sole discretion may prescribe; provided, that, except as provided in Subparagraph IX(c) hereof, the Administrator shall retain final authority (i) to determine whether an Optionee shall be permitted, or (ii) to approve an election by an Optionee, to receive cash in full or partial settlement of Stock Appreciation Rights. Moreover, an Option Agreement may provide for the payment of the option price, in whole or in part, by the delivery of a number of shares of Stock (plus cash if necessary) having a fair market value equal to such option price. Further, an Option Agreement may provide for a "cashless exercise" of the Option pursuant to procedures established by the Administrator (as the same may be amended from time to time).

     (b) Notwithstanding the provisions in Subparagraph (a) above, the Administrator may not, without approval of the stockholders of the Company, amend any outstanding Option Agreement to lower the option price (or cancel and replace any outstanding Option Agreements with Option Agreements having a lower option price).

     (c) For all purposes under the Plan, the fair market value of a share of Stock on a particular date shall be equal to the mean of the high and low sales prices of the Stock (i) reported by the National Market System of NASDAQ on that date or (ii) if the Stock is listed on a national stock exchange, reported on the stock exchange composite tape on that date (or such other reporting service approved by the Administrator); or, in either case, if no prices are reported on that date, on the last preceding date on which such prices of the Stock are so reported. If the Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Stock on the most recent date on which Stock was publicly traded. In the event Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Administrator in such manner as it deems appropriate.

     (d) Each Option and all rights granted thereunder shall not be transferable other than by will or the laws of descent and distribution or, in the case of an Option that is not intended to constitute an Incentive Stock Option (as such term is defined in Subparagraph V (a) below), pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and shall be exercisable during the Optionee's lifetime only by such Optionee or such Optionee's guardian or legal representative.

     (e) Notwithstanding the provisions in Subparagraph (a) above, each Option granted to a Nonemployee Director shall (i) have a term of five years from the date of grant, (ii) subject to clauses (iv) and (v)(A) below, vest and become exercisable with respect to (A) one-third of the shares covered thereby on the first anniversary of the date of grant, (B) an additional one-third of the shares covered thereby on the second anniversary of the date of grant, and (C) an additional one-third of the shares covered thereby on the third anniversary of the date of grant, (iii) not constitute an Incentive Stock Option, (iv) become vested and exercisable in full upon a Corporate Change (as defined in Subparagraph IX(c) hereof or, to the extent the Option Agreement with such Nonemployee Director defines Corporate Change, Corporate Change as defined in such Option Agreement) or termination of the Nonemployee Director's membership on the Board by reason of death or disability, (v) be exercisable only while the Nonemployee Director remains a member of the Board and terminate and cease to be exercisable upon the Nonemployee Director's termination of membership on the Board, except that, subject to the limitation in clause (i) above: (A) if the Nonemployee Director dies while a member of the Board or terminates his membership on the Board due to disability, the Option may be exercisable in full for a period of one year thereafter by the Nonemployee Director (the Nonemployee Director's estate or the person who acquires the Option by will or the laws of descent or otherwise by reason of death of the Nonemployee Director) or (B) if the Nonemployee Director's membership on the Board terminates for any reason other than as described in clause (v)(A), the Option may be exercisable by the Nonemployee Director for one year following such termination or by the Nonemployee Director's estate (or the person who acquires the Option by will or the laws of descent or otherwise by reason of the death of the Nonemployee
Director) for one-year following the Nonemployee Director's death if the Nonemployee Director dies within such initial one-year period, but in each case only as to the number of shares exercisable as of the date the Nonemployee Director's membership on the Board terminates.

                           IV. ELIGIBILITY OF OPTIONEE

     (a) Options granted at the discretion of the Administrator pursuant to Subparagraph V (a) hereof may be granted only to individuals who are employees (including officers and directors who are also employees) of the Company or any parent or subsidiary corporation (as defined in section 424 of the Code) of the Company at the time the Option is granted.

     (b) Options granted automatically under the Plan pursuant to Subparagraph V
(b) hereof may be granted only to individuals who are Nonemployee Directors at the time the Option is granted.

                             V. STOCK OPTION AWARDS

     (a) Pursuant to the Administrator's discretion, an individual eligible under Subparagraph IV (a) hereof may be granted one or more Options. Options may be granted to the same individual on more than one occasion. Options granted under this Subparagraph V (a) may be either incentive stock options, within the meaning of section 422(b) of the Code ("Incentive Stock Options"), or options that do not constitute Incentive Stock Options. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the fair market value of the Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. To the extent that the aggregate fair market value (determined at the time the respective Incentive Stock Option is granted) of stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such excess Incentive Stock Options shall be treated as Options that do not constitute Incentive Stock Options. The Administrator shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of an individual's Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the individual of such determination as soon as practicable after such determination. Nonemployee Directors shall not be eligible to receive Options pursuant to this Subparagraph V (a).

     (b) Each Nonemployee Director who is elected to the Board for the first time after the effective date provided in Paragraph I hereof shall receive, as of the date of his or her election and without the exercise of the discretion of the Committee or any person or persons, an Option exercisable for 1,000 shares of Stock (subject to adjustment in the same manner as provided in Paragraph IX hereof with respect to shares of Stock subject to Options then outstanding). As of the date of the annual meeting of the stockholders of the Company in each year that the Plan is in effect as provided in Paragraph VIII hereof, each Nonemployee Director then in office who is not then entitled to receive an Option pursuant to the preceding sentence of this Subparagraph V (b) shall receive, without the exercise of the discretion of the Committee or any person or persons, an Option exercisable for 5,000 shares of Stock (subject to adjustment in the same manner as provided in Paragraph IX hereof with respect to shares of Stock subject to Options then outstanding). If, as of any date that the Plan is in effect, there are not sufficient shares of Stock available under the Plan to allow for the grant to each Nonemployee Director of an Option for the number of shares provided herein, each Nonemployee Director shall receive an Option for his or her pro-rata share of the total number of shares of Stock then available under the Plan. The purchase price of Stock issued under each Option granted under this Subparagraph V (b) shall be the price set forth in Paragraph VII hereof and shall be subject to adjustment as provided in Paragraph IX hereof. Employees shall not be eligible to receive Options pursuant to this Subparagraph V (b).

                         VI. SHARES SUBJECT TO THE PLAN

     The aggregate number of shares which may be issued under Options granted under the Plan shall not exceed 3,225,000 shares of Stock (which number includes the number of shares of Stock previously made subject to an Option granted under either the 2000 Plan or the 1993 Plan). Shares which may be issued under Options granted under the Plan may consist of authorized but unissued shares of Stock or previously issued shares of Stock reacquired by the Company. Any of such shares that remain unissued and that are not subject to outstanding Options at the termination of the Plan shall cease to be subject to the Plan, but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan. Should any Option hereunder expire or terminate prior to its exercise in full, the shares theretofore subject to such Option may again be subject to an Option granted under the Plan. The aggregate number of shares that may be issued under the Plan shall be subject to adjustment in the same manner as provided in Paragraph IX hereof with respect to shares of Stock subject to Options then outstanding. Exercise of an Option in any manner, including an exercise involving a Stock Appreciation Right, shall result in a decrease in the number of shares of Stock which may thereafter be available, both for purposes of the Plan and for sale to any one individual, by the number of shares as to which the Option is exercised. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Option that does not constitute an Incentive Stock Option.

                                VII. OPTION PRICE

     The purchase price of Stock issued under each Option shall be determined by the Administrator, but such purchase price shall not be less than the fair market value of Stock subject to the Option on the date the Option is granted; provided, however, that the purchase price of Stock issued under each Option granted to a Nonemployee Director pursuant to Subparagraph V (b) hereof shall be the fair market value of Stock subject to such Option on the date such Option is granted.

                               VIII. TERM OF PLAN

     The 2000 Plan and the 1993 Plan were effective on the dates provided therein. The Plan as amended and restated shall be effective as provided in Paragraph I hereof. Except with respect to Options then outstanding, if not sooner terminated under the provisions of Paragraph X hereof, the Plan shall terminate upon and no further Options shall be granted after the expiration of ten years from the effective date provided in Paragraph I hereof.

                     IX. RECAPITALIZATION OR REORGANIZATION

     (a) The existence of the Plan and the Options granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

     (b) The shares with respect to which Options may be granted are shares of Stock as presently constituted, but if, and whenever, prior to the expiration of an Option theretofore granted, the Company shall effect a subdivision or consolidation of shares of Stock or the payment of a stock dividend on Stock without receipt of consideration by the Company, the number of shares of Stock with respect to which such Option may thereafter be exercised (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased.

     (c) If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a "recapitalization"), the number and class of shares of Stock covered by an Option theretofore granted shall be adjusted so that such Option shall thereafter cover the number and class of shares of stock and securities to which the Optionee would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the Optionee had been the holder of record of the number of shares of Stock then covered by such Option. If (i) the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity), (ii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity,
(iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the 1934 Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company's voting stock (based upon voting power), or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board (each such event is referred to herein as a "Corporate Change"), no later than (a) ten days after the approval by the stockholders of the Company of such merger, consolidation, reorganization, sale, lease or exchange of assets or dissolution or such election of directors or (b) thirty days after a change of control of the type described in clause (iv), the Committee, acting in its sole discretion without the consent or approval of any Optionee, shall act to effect one or more of the following alternatives, which may vary among individual Optionees and which may vary among Options held by any individual Optionee: (1) accelerate the time at which Options then outstanding may be exercised so that such Options may be exercised in full for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Committee, after which specified date all unexercised Options and all rights of Optionees thereunder shall terminate, (2) require the mandatory surrender to the Company by selected Optionees of some or all of the outstanding Options held by such Optionees (irrespective of whether such Options are then exercisable under the provisions of the Plan) as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Options and the Company shall pay to each Optionee an amount of cash per share equal to the excess, if any, of the amount calculated in Subparagraph (e) below (the "Change of Control Value") of the shares subject to such Option over the exercise price(s) under such Options for such shares, or (3) make such adjustments to Options then outstanding as the Committee deems appropriate to reflect such Corporate Change (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Options then outstanding), including, without limitation, adjusting an Option to provide that the number and class of shares of Stock covered by such Option shall be adjusted so that such Option shall thereafter cover securities of the surviving or acquiring corporation or other property (including, without limitation, cash) as determined by the Committee in its sole discretion.

     (d) In the event of changes in the outstanding Common Stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges or other relevant changes in capitalization or distributions to the holders of Common Stock occurring after the date of the grant of any Option and not otherwise provided for by this Paragraph IX, such Option and any related Option Agreement shall be subject to adjustment by the Committee at its discretion as to the number and price of shares of Common Stock or other consideration subject to such Option. In the event of any such change in the outstanding Common Stock or distribution to the holders of Common Stock, the aggregate number of shares available under the Plan and the maximum number of shares that may be subject to Options granted to any one individual shall be appropriately adjusted by the Committee, whose determination shall be conclusive.

     (e) For the purposes of clause (2) in Subparagraph (c) above, the "Change of Control Value" shall equal the amount determined in clause (i), (ii) or
(iii), whichever is applicable, as follows: (i) the per share price offered to stockholders of the Company in any such merger, consolidation, reorganization, sale of assets or dissolution transaction, (ii) the price per share offered to stockholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place, or (iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which such Options being surrendered are exercisable, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Options. In the event that the consideration offered to stockholders of the Company in any transaction described in this Subparagraph (e) or Subparagraphs (c) or (d) above consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

     (f) Any adjustment provided for in Subparagraphs (b), (c) or (d) above shall be subject to any required stockholder action.

     (g) Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Options theretofore granted or the purchase price per share.

                     X. AMENDMENT OR TERMINATION OF THE PLAN

     The Board in its discretion may terminate the Plan at any time with respect to any shares for which Options have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided, that no change in any Option theretofore granted may be made which would impair the rights of the Optionee without the consent of such individual; and provided, further, that the Board may not, without the approval of the stockholders of the Company, make any alteration or amendment which would
(a) materially increase the benefits accruing to Nonemployee Directors participating under the Plan, (b) increase the aggregate number of shares which may be issued pursuant to the provisions of the Plan, (c) change the class of individuals eligible to receive Options under the Plan, or (d) amend or delete Subparagraph III(b) hereof.

                               XI. SECURITIES LAWS

     (a) The Company shall not be obligated to issue any Stock pursuant to any Option granted under the Plan at any time when the offering of the shares covered by such Option have not been registered under the Securities Act of 1933 and such other state and federal laws, rules or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the offering and sale of such shares.

     (b) It is intended that the Plan and any grant of an Option made to a person subject to Section 16 meet all of the requirements of Rule 16b-3. If any provision of the Plan or any such Option would disqualify the Plan or such Option under, or would otherwise not comply with, Rule 16b-3, such provision or Option shall be construed or deemed amended to conform to Rule 16b-3.

                                                                      APPENDIX B



                            STONE ENERGY CORPORATION
                             AUDIT COMMITTEE CHARTER


ORGANIZATION
         There shall be a committee of the Board of Directors of Stone Energy Corporation ("Corporation") to be known as the Audit Committee. The Audit Committee shall be composed of directors who are independent of the management of the Corporation and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a committee member.

         The members of the Audit Committee shall be elected by the Board of Directors at the annual organizational meeting of the Board of Directors or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board of Directors, the members of the Audit Committee may designate a Chair by majority vote of the full Audit committee membership.

STATEMENT OF POLICY
         The Audit Committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders and investment community relating to corporate accounting, reporting practices of the Corporation and the quality and integrity of the financial reports of the Corporation. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent accountants and the financial management of the Corporation.

RESPONSIBILITIES
         In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the Corporation are in accordance with all requirements and are of the highest quality.

         In carrying out these responsibilities, the Audit Committee will:

     o    Review the committee's charter annually and update, if necessary.

     o Provide an open avenue of communication between the independent accountants and the Board of Directors.

     o Recommend to the Board of Directors the independent accountants to be nominated, which firm is ultimately accountable to the Board of Directors and the Audit Committee, approve the compensation of the independent accountants and, together with the Board of Directors, review and approve the discharge of the independent accountants.

     o Receive periodic reports from the independent accountants regarding their independence, discuss such reports with them and, if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the independence of such accountants.

     o Meet with the independent accountants and financial management of the Corporation to review the scope of the proposed audit for the current year and at the conclusion thereof review such audit, including any comments or recommendations of the independent accountants.

     o Review with the independent accountants and the Corporation's financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Corporation and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the committee periodically should review corporate policy statements to determine their adherence to the code of conduct.

     o Review the financial statements contained in the annual report to shareholders with management and the independent accountants to determine that the independent accountants are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed.

     o Review filings with the SEC and other published documents containing the Corporation's financial statements and consider whether the information contained in these documents is consistent with the information contained in the financial statements.

     o The independent accountants and the members of the Audit Committee will meet two times each year without members of management present. Among the items to be discussed in these meetings are the independent accountants' evaluation of the Corporation's financial, accounting and auditing personnel, and the cooperation that the independent accountants received during the course of the audit.

     o Review accounting and financial human resources succession planning within the company.

     o Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each committee meeting with, the Board of Directors.

     o Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.